Integrys Energy Group, Inc. News Release

For immediate release:                                       For general information, contact:
October 1, 2012                                                             Media Hotline
(800) 977-2250
Investor Relations:
Steve Eschbach,
Vice President, Investor Relations
(312) 228-5408

Wisconsin Public Service Enters Into Agreement to Buy Fox Energy Company LLC

593-megawatt generating facility acquisition will
enhance supply and pricing options

Chicago, IL – Integrys Energy Group, (NYSE: TEG), today announced that its subsidiary Wisconsin Public Service Corporation (WPS) has agreed to buy Fox Energy Company LLC.   The $440 million purchase includes $390 million for the Fox Energy Center, a 593-megawatt combined cycle generating facility in Kaukauna, WI, and $50 million for the early termination of the existing tolling agreement between the entities.

The transaction is expected to close on or around April 1, 2013. The agreement is subject to the approval of the lenders who currently provide project financing for the sellers.  The transaction is also subject to state regulatory approvals, including cost recovery, federal regulatory approvals, and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

"This deal makes sense for our customers on several levels," said WPS President Chuck Cloninger. "The acquisition will add diversity to our generation fleet, enhance supply and pricing options for the company, and allow us to better manage our generation assets and the overall cost of energy for our customers' benefit."

Fox Energy Center is a dual-fuel facility, equipped to use fuel oil but expected to run primarily on natural gas.  Adding this plant to its portfolio will give WPS a more balanced mix of electric generation, including coal, natural gas, hydroelectric, wind, and other renewable sources.

Fox Energy Company LLC is owned by subsidiaries of GE and Tyr Energy, Inc.

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Wisconsin Public Service Enters Into Agreement to Buy Fox Energy Company LLC

October 1, 2012

About Integrys Energy Group, Inc.

Integrys Energy Group is a diversified energy holding company with regulated natural gas and electric utility operations (serving customers in Illinois, Michigan, Minnesota, and Wisconsin), an approximate 34% equity ownership interest in American Transmission Company (a federally regulated electric transmission company operating in Wisconsin, Michigan, Minnesota, and Illinois), and nonregulated energy operations.

More information is available at www.integrysgroup.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts and often include words such as “anticipate,” “expect,” “intend,” and other similar words. Forward-looking statements are beyond the ability of Integrys Energy Group to control and, in many cases, Integrys Energy Group cannot predict what factors would cause actual results to differ materially from those indicated by forward-looking statements. Please see Integrys Energy Group’s periodic reports filed with the Securities and Exchange Commission (including its 10-K and 10 Qs) for a listing of certain factors that could cause actual results to differ materially from those contained in forward-looking statements.

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